Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 9, 2019

Registration Statement No. 333-220233-06

**PX DETAILS** $1.23+BN GMCAR 2019-2 (GMF Prime Auto Loan)

Joint Bookrunners:           Barclays (str), Lloyds, SMBC, TD

Co-Managers :     BAML, BNP, CA, Miz, MUFG

Selling Group :    Great Pacific

CL	AMT (MM)	WAL	MDY/S&P	E Fnl	L Fnl	BENCH	SPREAD	YIELD	CPN	PRICE

A-1	$241.00	0.25	P-1/A-1+	10/19	04/20	IntL	+ –2	2.56125%	2.56125%	100.00000
A-2	$442.84	1.13	Aaa/AAA	01/21	06/22	EDSF	+ 13	2.683%	2.66%	99.99100
A-3	$419.83	2.57	Aaa/AAA	10/22	02/24	IS	+ 27	2.668%	2.65%	99.99186
A-4	$91.52	3.75	Aaa/AAA	02/23	08/24	IS	+ 38	2.728%	2.71%	99.99067
B	$20.31	3.83	Aa3/AA	02/23	10/24	IS	+ 55	2.896%	2.87%	99.96856
C	$19.05	3.83	A2/A	02/23	11/24	IS	+ 75	3.096%	3.07%	99.97757
D	$15.86	**Retained**

Expected Settle:	04/17/19	Registration:	SEC-Registered
First Pay Date:	05/16/19	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, S&P	Min Denoms:	$1k x $1k
Ticker:	GMCAR 2019-2	Bill & Deliver:	Barclays
Expected Pricing:	PRICED	Pricing Speed:	1.3% ABS 10% CALL

-Available Materials-

* Attached Materials: Preliminary Prospectus (Red), Ratings FWP

* Intex/CDI: bcggmcar_192_preprice PWD: 92K7

* DealRoadshow: http://www.dealroadshow.com PWD: GMCAR192

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.